Exhibit 99.1

 News Release

CommScope Amends Terms of Senior Credit Agreements

HICKORY, NC, December 26, 2008—CommScope, Inc. (NYSE: CTV) has amended the terms of its credit agreement originally entered into on December 27, 2007.  The amended credit agreement permits CommScope to make, on or prior to March 23, 2009, cash payments of up to $200 million in the aggregate to acquire, prepay, redeem or purchase its 1.00% Convertible Senior Subordinated Debentures Due 2024.

As part of the agreement, CommScope will make a prepayment of the term loans under the Senior Credit Agreement in the amount of $150 million.  CommScope will also pay a consent fee of 0.50% of the aggregate outstanding principal amount of term loans, after giving affect to the prepayment, plus 0.50% of the aggregate revolving commitments of the lenders that approved the amendment within the deadline.

The amended credit agreement also includes:

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Changing the base rate pricing option to provide that the base rate is the highest of the then-current Federal Funds rate plus 0.50%, the prime rate most recently announced by Bank of America, N.A., and the one-month Eurodollar rate plus 1.00%,

•	Increasing the letter of credit sublimit under the revolving credit facility to $85 million from $40 million,
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Providing that the revolving credit commitments under the Senior Credit Facilities (currently $400 million) will be automatically and permanently reduced by an amount equal to 100% of the amount, if any, by which aggregate payments to acquire, prepay, redeem or purchase the 1.00% Convertible Senior Subordinated Debentures exceed $100 million.

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Providing that future optional prepayments of term loans during any fiscal year will reduce the excess cash flow prepayment requirement for such fiscal year (1) by 75% of the amount of such optional prepayments, if CommScope’s consolidated leverage ratio as of the last day of such fiscal year is greater than or equal to 2.50 to 1.00, and (2) by 100% of the amount of such optional prepayments, if CommScope’s consolidated leverage ratio as of the last day of such fiscal year is less than 2.50 to 1.00.

A copy of the complete first amendment to the credit agreement is being filed with the Securities and Exchange Commission.

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About CommScope
CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.  CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact: Philip Armstrong, CommScope +1 828-323-4848	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com